Exhibit 5.1

[COHNE, RAPPAPORT & SEGAL, P.C. LETTERHEAD]

January 20, 2014

Bio-Path Holdings, Inc.
2626 South Loop, Suite 180
Houston, TX 77054

Re:	5,000,000 Shares of Common Stock of Bio-Path Holdings, Inc. and Warrants to Purchase 2,500,000 Shares of Common Stock

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the issuance and sale of 5,000,000 shares (the “Shares”) of common stock, no par value (the “Common Stock”) of Bio-Path Holdings, Inc., a Utah corporation (the “Company”), and common stock purchase warrants (the “Warrants”) to purchase an additional 2,500,000 shares of Common Stock (the “Warrant Shares”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated January 15, 2014, as amended by that certain Waiver, Consent and Amendment, dated January 20, 2014 (as amended, the “Purchase Agreement”), each between the Company by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”). The Shares and the Warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock (the “Units,” and together with the Shares, the Warrants and the Warrants Shares, the “Securities”). In connection with the offer and sale of the Securities pursuant to the Purchase Agreement, the Company entered into a Engagement Agreement dated as December 9, 2013, between the Company and Maxim Group LLC, as placement agent.

The Securities are being issued pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Base Prospectus”), filed by the Company, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplements dated January 15, 2014 and January 20, 2014 filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplements”).

In connection with rendering the Opinions set forth below, we have examined and relied upon the information set forth in the (i) Registration Statement; (ii) the Base Prospectus; (iii) the Prospectus Supplements; (iv) the Purchase Agreement; (v) the Company’s Restated Articles of Incorporation; (vi) the Company’s Bylaws; and (vii) such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to Utah law and matters governed by the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

3. The Warrant Shares have been authorized by all necessary corporate action of the Company and, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are specifically subject to the following additional limitations, exceptions, qualifications and assumptions:

(A) The legality, validity, binding nature and enforceability of the Company’s obligations under the Warrants may be subject to or limited by (1) bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer or conveyance, equitable subordination, moratorium and other similar laws affecting the rights of creditors generally; (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, commercial practice, estoppel, diligence, unconscionability, right to cure, election of remedies, and the discretion of any court of competent jurisdiction or of any arbiter in awarding specific performance or injunctive relief and other equitable remedies different from that provided in the Warrants; (3) the limitations or restrictions on a party’s ability to enforce contractual rights or bring a cause of action under state law or within the courts of such state if such party has failed to comply with applicable qualification, authorization, registration, notice or similar filing requirements of such state; and (4) without limiting the generality of the foregoing, (a) principles requiring the consideration of the impracticability or impossibility of performance of the Company’s obligations at the time of the attempted enforcement of such obligations, (b) the effect of court decisions and statutes that indicate that any provisions of the Warrants that permit a party to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for the party’s protection, and (c) public policy considerations.

(B) We express no opinion as to the enforceability of provisions (i) to the effect that rights or remedies may be exercised without notice and failure or delay to exercise is not a waiver of rights or remedies, that every right or remedy is cumulative, not exclusive, and may be exercised in addition to or with any other right or remedy, or that election of a particular remedy or remedies does not preclude recourse to one or more remedies, (ii) prohibiting waivers of any terms of the Warrants other than in writing, or prohibiting oral modifications thereof or modification by course of dealing, or (iii) that may be unenforceable under certain circumstances but the inclusion of which does not affect the validity of the Warrant taken as a whole. In addition, our opinions are subject to the effect of judicial decisions that may permit the introduction of extrinsic evidence to interpret the terms of written contracts such as the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included therein. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,

COHNE, RAPPAPORT & SEGAL, P.C.

/s/ Cohne, Rappaport & Segal, P.C.